/Letterhead/

August 27, 2003

Metal Mines, Inc.
2532 Dupont Drive
Irvine, California 92612

RE:  Form 10-SB Registration Statement for 9,200,000
     Shares of Common Stock

Dear Officers and Directors:

I have acted as counsel to Metal Mines, Inc. (the "Company") in connection with the registration of 9,200,000 shares of the Company's Common Stock, pursuant to a Registration Statement on Form 10-SB (the "Registration Statement"). You have requested my opinion as to certain matters in connection with said Registration Statement.

In my capacity as counsel to the Company, I have examined and am familiar with the originals or copies, the authenticity of which have been established to my satisfaction, of all documents, corporate records and other instruments I have deemed necessary to express the opinions hereinafter set forth.

Based on the foregoing, and upon consideration of applicable law, it is my opinion that the 9,200,000 shares being registered by the Company have been duly authorized, validly issued, and are fully paid and non-assessable.

Furthermore, I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in such Registration Statement, and the Prospectus included therein, under the heading "Legal Matters".

Very Truly Yours,

/S/ Michael Morrison
Michael Morrison, Esq.